Quantum TECHNOLOGIES P R E S S R E L E A S E

I N V E S T O R R E L A T I O N S:

Dale Rasmussen

Phone (206) 315-8242

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

Phone (949) 399-4500

Fax (949) 399-4600

www.qtww.com

Nasdaq: QTWW

Quantum Receives Nasdaq Notices Related to Late Filing of Form 10-Q and Noncompliance With Minimum Bid Price Rule

Irvine, CA - September 18, 2009 - Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW) announced today that it received a letter from The Nasdaq Stock Market ("Nasdaq") on September 14, 2009, notifying the Company that it is currently not in compliance with the Nasdaq Marketplace Rule 5250(c)(1) because it has not filed its Form 10-Q for the period ended July 31, 2009 in a timely manner. Under Nasdaq rules, the Company has 60 calendar days, or until November 13, 2009, to submit a plan to regain compliance. As previously reported, the Company is also delinquent in filing its 10-K for the fiscal year ended April 30, 2009 that was due on July 29, 2009 (the "Initial Delinquent Filing"). Therefore, any Nasdaq exception to allow the Company to regain compliance, if granted, will be limited to 180 calendar days from the due date of the Initial Delinquent Filing, or January 25, 2010. The Company anticipates that it will file its plan to regain compliance within the 60 calendar day period.

Quantum also announced today that it received a separate letter from Nasdaq on September 15, 2009, notifying the Company that, based upon its closing bid price for the last 30 consecutive business days, it no longer meets the minimum bid price of $1.00 per share required under Nasdaq Marketplace Rule 5450(a)(1). In accordance with Marketplace Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until March 15, 2010, in which to regain compliance. The Company can regain compliance if at any time prior to March 15, 2010, the bid price of the Company's common stock closes at $1.00 or higher for a minimum of 10 consecutive business days. In the event the Company does not regain compliance with the minimum bid price requirement prior to March 15, 2010, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Hearing Panel. Alternatively, the Company may apply to transfer its securities to the Nasdaq Capital Market if it satisfies the requirements for initial inclusion, with the exception of the bid price. In the event of such a transfer, the Company will be afforded an additional grace period to comply with the minimum bid price requirement while listed on the Nasdaq Capital Market. In response to this notice, the Company intends to monitor the closing bid price of its common stock between now and March 15, 2010. The Company will consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum closing bid price requirement.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum's products and services at www.qtww.com.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report and the documents that we incorporate by reference, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Factors and risks that may cause actual results to differ include, but are not limited to, risks that the Registrant fails to timely submit its plan to regain compliance or, even if timely submitted, such plan is not accepted by Nasdaq, risks related to the Company ability to obtain a closing bid price of $1.00 for ten consecutive business days prior to March 15, 2010, and risks related to the Company's ability to otherwise cure the $1.00 bid price deficiency. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email:  DRasmussen@qtww.com

+1-206-315-8242

2009 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600